                              Exhibit 99.1

CAT FINANCIAL ANNOUNCES THIRD-QUARTER 2005 RESULTS

  Caterpillar Financial Services Corporation (Cat Financial) today reported record revenues of $596 million, an increase of $120 million or 25 percent compared with third quarter 2004. Profit after tax was a third-quarter record $87 million, a $5 million or 6 percent increase over third quarter 2004.

Of the increase in revenues, $71 million resulted from the impact of continued growth of finance receivables and operating leases (earning assets) and $44 million from the impact of higher interest rates on new and existing finance receivables.

On a pre-tax basis, profit was up $17 million, principally due to $36 million from growth in earning assets and a $5 million favorable change in currency exchange gain/loss, partially offset by $12 million from higher operating expenses, a $7 million write-down of a repossessed marine vessel, and a $7 million write-off of investment-related income.

New retail financing was a third-quarter record $3.02 billion, an increase of $631 million or 26 percent from the same period one year ago. The increase was the result of increased financing in all segments.

Past dues over 30 days at the end of the period were 1.65 percent compared to 2.18 percent at the end of the same period one-year ago. Write-offs, net of recoveries, were $14 million during the quarter compared with $20 million for the third quarter of 2004.

Caterpillar Vice President and Cat Financial President Kent M. Adams said, “We had an excellent quarter with record revenues and the second-highest quarter ever for both profit and new retail financing. The portfolio continues to perform very well. The combined efforts of the Caterpillar Dealers and our employees continue to provide our customers great value that results in continued strong growth.”

Cat Financial, a wholly-owned subsidiary of Caterpillar Inc., provides a wide range of financing alternatives for Caterpillar machinery and engines, Solar ® gas turbines, as well as other equipment and marine vessels. The company also extends loans to customers and dealers. Cat Financial has offices and subsidiaries located throughout the Americas, Asia, Australia, and Europe, with headquarters in Nashville, Tennessee.

STATISTICAL HIGHLIGHTS:

THIRD QUARTER 2005 VS. THIRD QUARTER 2004
(ENDING SEPTEMBER 30)

(Millions of dollars)
	2005	2004	CHANGE
Revenues	$596	$476	25%
Net Profit	$87	$82	6%
New Retail Financing	$3,024	$2,393	26%
Total Assets	$25,144	$22,255	13%

FIRST NINE MONTHS 2005 VS. FIRST NINE MONTHS 2004
(ENDING SEPTEMBER 30)

(Millions of dollars)
	2005	2004	CHANGE
Revenues	$1,726	$1,400	23%
Net Profit	$260	$217	20%
New Retail Financing	$8,735	$6,949	26%

Caterpillar contact:
Rusty L. Dunn
Corporate Public Affairs
(309) 675-4803
Dunn_Rusty_L@CAT.com